Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Preliminary Offering Circular constituting a part of this Offering Statement on Form 1-A (Amendment No. 1) of our report dated October 10, 2018 with respect to the audited financial statements of NeoVolta, Inc. for the period from March 5, 2018 (inception) to June 30, 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

December 7, 2018